Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

ALX ONCOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Amended and Restated 2020 Equity Incentive Plan	457(c) and 457(h)	1,623,483 (2)	$15.49 (3)	$ 25,147,752	0.0000927	$2,332
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan	457(c) and 457(h)	405,871 (4)	$13.17 (5)	$5,345,322	0.0000927	$496
Total Offering Amounts					$30,493,074		$2,828
Total Fee Offsets							–
Net Fee Due							$2,828

(1)

Represents shares of common stock, par value $0.001 per share (“Common Stock”) of ALX Oncology Holdings Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) and 2020 Employee Stock Purchase Plan (the “2020 ESPP”). In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2020 Plan and the 2020 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)

Reflects an automatic increase on January 1, 2022 to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2020 Plan, which annual increase is provided for in the 2020 Plan.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act solely for the purpose of calculating the registration fee on the basis of $15.49 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market, on February 24, 2022.

(4)	Reflects an automatic increase on January 1, 2022 to the number of shares of Common Stock reserved for issuance under the 2020 ESPP, which annual increase is provided for in the 2020 ESPP.
(5)

Estimated in accordance with Rules 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $15.49 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market, on February 24, 2022. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Common Stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2020 ESPP).